Exhibit 10.1
Execution Copy
FIRST AMENDMENT
TO ASSET PURCHASE AGREEMENT
     This First Amendment to Asset Purchase Agreement (the “Amendment”) is entered into as of the 18th day of November, 2008 by and among Superior Well Services, Inc., a Delaware corporation (the “Parent”), Superior Well Services, Ltd., a Pennsylvania limited partnership and an indirect wholly owned subsidiary of Parent (the “Buyer”), Diamondback Holdings, LLC, a Delaware limited liability company (“Diamondback”), Diamondback-Total Services LLC, an Oklahoma limited liability company (“Diamondback Total Services”), Diamondback Pumping GP LLC, an Oklahoma limited liability company (“Diamondback Pumping GP”), Diamondback Pumping Service LLC, an Oklahoma limited liability company (“Diamondback Pumping Services”), Diamondback-Pioneer LLC, an Oklahoma limited liability company (“Diamondback Pioneer”), Packers & Service Tools, Inc., a Louisiana corporation (“P&S Tools”), Diamondback-Total Pumping GP LLC, an Oklahoma limited liability company (“Diamondback Total Pumping”), Diamondback-Total Texas LLC, an Oklahoma limited liability company (“Diamondback-Total Texas”), Diamondback-Disposal Texas LLC, an Oklahoma limited liability company (“Diamondback Disposal Texas”), Diamondback-TD West LLC, a Texas limited liability company (“Diamondback-TD West”), Diamondback-Disposal LLC, an Oklahoma limited liability company (“Diamondback Disposal”), Diamondback-Total Oklahoma LLC, a Delaware limited liability company (“Diamondback-Total Oklahoma”), Sooner Trucking & Oilfield Services, Inc., an Oklahoma corporation (“Sooner”), Diamondback-PST LLC, an Oklahoma limited liability company (“Diamondback PST”), Diamondback-Completions LLC, an Oklahoma limited liability company (“Diamondback Completions”), and TD West LLC, a Texas limited liability company (“TD West” and each of Diamondback Total Services, Diamondback Pumping GP, Diamondback Pumping Service, Diamondback Pioneer, P&S Tools, Diamondback Total Pumping, Diamondback-Total Texas, Diamondback-Disposal Texas, Diamondback-TD West, Diamondback Disposal, Diamondback-Total Oklahoma, Sooner, Diamondback PST and Diamondback Completions being a “Diamondback Subsidiary” and, collectively, the “Diamondback Subsidiaries”)) and Diamondback Downhole Technologies LLC (“Downhole Technologies”), Diamondback-Directional Drilling LLC (“Directional Drilling Contractors”) and Diamondback-Quantum LLC (“Quantum” and along with Downhole Technologies and Directional Drilling Contractors the “Drilling Companies”). The Buyer and Parent are sometimes referred to individually as a “Buyer Party” and collectively as the “Buyer Parties.” Diamondback, the Drilling Companies and the Diamondback Subsidiaries are sometimes referred to individually as a “Seller” or a “Seller Party” and collectively as the “Sellers” or the “Seller Parties” as follows:
     WHEREAS, the Buyer Parties and Seller Parties have heretofore entered into that certain Asset Purchase Agreement dated September 12, 2008 (the “Purchase Agreement”) providing for the purchase by Buyer of certain assets comprising Diamondback’s stimulation and pumping services segment, completion and production services segment and fluid logistics and well-site services segment;
     WHEREAS, the Buyer Parties and Sellers Parties desire to enter into an amendment to reflect certain mutually agreed revisions to the Purchase Agreement;

     NOW, THEREFORE, in consideration of the provisions, agreements and covenants contained herein; and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the material representations and warranties contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
     1.1 Defined Terms. All capitalized terms which are used but not defined in this Amendment shall have meanings assigned to such terms in the Purchase Agreement.
ARTICLE II
AMENDMENTS TO THE PURCHASE AGREEMENT
     2.1 The Purchase Agreement is hereby amended as follows:
(a) Section 2.2 of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     “2.2 Purchase Price.
     (a) The total consideration (the “Purchase Price”) to be paid by the Buyer to the Sellers for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets shall be (i) the assumption of the Assumed Obligations, (ii) the payment (by wire transfer at Closing) of Seventy Million Dollars ($70,000,000) of immediately available cash funds (the “Cash Payment”) in accordance with the wire transfer instructions set forth on Schedule 2.2(a), subject to adjustment pursuant to Sections 2.2(b), 3.2 and 6.4(b), (iii) delivery to Sellers of Second Lien Notes in the original, aggregate principal amount of Eighty Million Dollars ($80,000,000) and (iv) delivery to Sellers of 75,000 shares of Convertible Preferred Stock with a liquidation value (based on a liquidation value of $1000 per share) of Seventy Five Million Dollars ($75,000,000) as reflected on Schedule 2.2(a), which includes 60,000 shares of Convertible Preferred Stock being delivered directly to Sellers and 15,000 shares of Convertible Preferred Stock being deposited into escrow pursuant to Section 2.6 below.
     (b) The Cash Payment portion of the Purchase Price payable at Closing will be $69,695,304 which reflects (i) an increase of $901,745 for deposits/prepayments which are being purchased by Buyer from Sellers at Closing and (ii) a decrease of $1,130,896 which is the Estimated Accrued PTO amount and (iii) a decrease of $75,545 which is the agreed amount for that certain 2007 Mack Truck (#06392) which was damaged in an accident on or about November 9, 2008, which truck will be excluded from the Purchased Assets and retained by Sellers, such adjustment amounts being reflected in more detail on Schedule 2.2(b).

(b) Section 2.6 of the Purchase Agreement is hereby revised in its entirety to read as follows:
     “2.6 Escrow. At the Closing, 15,000 shares of Convertible Preferred Stock with a liquidation value (based on a liquidation value of $1000 per share) of Fifteen Million Dollars ($15,000,000) of the Purchase Price (the “Escrow Amount”) (along with blank stock powers or letters of assignment executed by the applicable Sellers) shall be delivered by the Buyer to the Escrow Agent to be held in escrow under the terms of the Escrow Agreement attached as Exhibit 2.6 (the “Escrow Agreement”). The Escrow Agreement and the shares of Convertible Preferred Stock held therein shall be held by the Escrow Agent pursuant to and distributed to the Buyer or the Sellers Representative, as the case may be, in accordance with the terms of the Escrow Agreement.”
(c) Section 3.1 of the Purchase Agreement is hereby revised in its entirety to read as follows:
     “3.1 Inventory Adjustment.
     (a) Inventory Procedures. The parties hereto acknowledge that the Purchase Price has been based in part on the Purchased Assets including Inventory as of the Effective Time which is adequate for the operation of the Business in the Ordinary Course of Business and which has a value of at least Ten Million Dollars ($10,000,000.00) (the “Inventory Threshold”). For purposes of determining the value of the Inventory as of the Effective Time (the “Inventory Value”), the Inventory included in the Purchased Assets shall be measured and valued as of the Effective Time in accordance with the following inventory determination and valuation procedures:
     (i) On a date which is prior to the scheduled Closing Date and is mutually agreed between Buyer and the Seller’s Representative, representatives of the Buyer and Sellers shall jointly conduct a physical count of the Inventory, such physical count to be brought forward and adjusted through the close of business immediately prior to the Effective Time, using the inventory counting and recognition methodologies and practices set forth in Schedule 3.1(a)(i) (“Inventory Count”). The Sellers acknowledge that Buyer may have Schneider Downs observe the inventory process at Buyer’s expense. In connection with the calculation of the Inventory Value, the Buyer and its representatives, if requested by the Buyer, will have reasonable access to all requisite accounting and other records of Sellers, if necessary. The parties will use their respective Reasonable Efforts to complete the Inventory Count promptly and, in any event, prior to or within three days after the Closing. If the parties cannot agree on the Inventory Value based upon the Inventory Count within twenty (20) days after the Closing, the parties shall submit such matter to a mutually agreed upon third party for review and resolution, with the fees and expenses thereof to be borne 50% by the Sellers and 50% by the

Buyer, and any determination by such third party shall be final and binding upon the Parties.
     (ii) Within three (3) Business Days following the final determination of the Inventory Value (whether by agreement or third party appraisal) the Buyer Parties or the Sellers, as the case may be, shall pay by wire transfer to the other Party immediately available U.S. funds in an amount equal to the excess (in the case of the Buyer Parties) or shortfall (in the case of the Sellers) of the Inventory Value as compared to the Inventory Threshold, if any. If not paid when due, interest shall accrue on the amount due at a rate equal to the lesser of (a) 10% per annum or (b) the maximum rate permitted by applicable law.
     (iii) Inventory included in the Inventory Threshold shall be determined in a manner consistent with the presentation of Inventory on the 2007 Annual Financial Statements.”
(d) Article IV of the Purchase Agreement is revised and amended to include a new Section 4.28 which reads as follows:
     “4.28 Securities Representations
     (a) Each Seller is acquiring the Second Lien Notes and Convertible Preferred Stock (the “Buyer Securities”) for such Seller’s own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act. In acquiring the Buyer Securities, such Seller is not offering or selling, and will not offer or sell, for itself in connection with any distribution of the Buyer Securities, and such Seller does not have a participation in and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.
     (b) Each Seller is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act. Each Seller acknowledges that the Seller can bear the economic risk of the Seller’s investment in the Buyer Securities, and has such knowledge and experience in financial and business matters similar to the transaction described herein such that the Seller is capable of evaluating the merits and risks of an investment in the Buyer Securities.
     (c) Each Seller understands that such Buyer Securities have not been registered pursuant to the Securities Act or any applicable state securities laws, that the Buyer Securities, when issued, will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Buyer Securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Each Seller represents that such Seller is familiar with Rule 144 promulgated under the

Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act and that, should any certificate be issued representing any of the Buyer Securities, each such certificate shall conspicuously set forth on the face or back thereof, in addition to any legends required by Law or other agreement, a legend to the effect set forth in Section 6.24.
     (d) Each Seller represents and acknowledges that Buyer is issuing the Buyer Securities pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided by Sellers hereunder.
     (e) Each Seller has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Buyer Securities to be acquired by such Purchaser under this Agreement. Such Seller further has had an opportunity to ask questions and receive answers from the Parent regarding the terms and conditions of the issuance of the Buyer Securities and to obtain additional information (to the extent the Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Seller or to which such Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Buyer Parties in Article V of this Agreement. Sellers acknowledge that, except as specifically provided in this Agreement, the Parent and Buyer make no representations or warranties, express or implied, as to the condition (financial or otherwise), assets, liabilities, operations, business or prospects of Buyer or the Parent.”
(e) Article V of the Purchase Agreement is revised and amended to include the following new sections 5.8, 5.9 and 5.10 which read as follows:
     “5.8 Authorization of Convertible Preferred Stock.
     (a) Parent has all requisite corporate power and authority to issue to Sellers and sell the Convertible Preferred Stock and the Parent Common Stock issuable upon conversion thereof. All corporate action on the part of the Parent necessary for the authorization, issuance (or reservation for issuance), sale, and delivery of the Convertible Preferred Stock in accordance with the Certificate of Designation and the Parent Common Stock issuable upon conversion thereof has been taken. The sale and issuance of the Convertible Preferred Stock is not, and the subsequent conversion of the Convertible Preferred Stock into Parent Common Stock will not be, subject to any preemptive rights or rights of first refusal.
     (b) The Convertible Preferred Stock, when issued, sold, and delivered in accordance with the terms of this Agreement and the Certificate of Designation for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of all Liens and restrictions imposed by or through the Parent other than restrictions as set forth in Sections 2.6 and 6.24 of this Agreement in the Registration Rights Agreement and under applicable state and federal securities laws. The Parent Common Stock issuable upon conversion of the Convertible Preferred Stock has been duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid, and nonassessable and will be free of all Liens and restrictions imposed by or through the Parent other than restrictions set forth in Sections 2.6 and 6.24 of this Agreement, in the Registration Rights Agreement and under applicable state and federal securities laws.
     (c) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any Person is required on the part of the Parent in connection with the issuance, sale and delivery of the Convertible Preferred Stock, or the issuance of Parent Common Stock upon conversion of the Convertible Preferred Stock, except such filings as have been made prior to the Closing and except for post-closing notice filings, if any, as may be required under applicable federal and state securities laws and which, if required, will be made by Parent.
     5.9 Authorization of Second Lien Notes.
     (a) Parent has all requisite corporate power and authority to issue and sell to Sellers the Second Lien Notes. All corporate action on the part of Parent necessary for the authorization, issuance, sale and delivery of the Second Lien Notes has been taken.
     (b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any Person is required on the part of the Company in connection with the issuance, sale and delivery of the Second Lien Notes, except such filings as have been made prior to the Closing and except for any post-closing filings as may be required under applicable federal and state securities laws.
     5.10 Additional Representations Regarding the Parent.
     (a) SEC Reports; Capitalization. (i) Parent has filed all required reports, schedules, forms, statements and other documents required to be filed with the SEC (collectively, including all exhibits and schedules thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of the respective dates (and, if amended or superseded by other filings, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included within the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent as of the respective dates or for the respective periods set forth therein, all in accordance with GAAP consistently applied during the periods involved except otherwise noted therein.
     (b) The authorized capitalization of Parent consists of 70,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock issuable in series. Immediately prior to the Closing Date, there are no shares of preferred stock of the Parent issued and outstanding. Except as disclosed in the Parent SEC Reports, there are no (A) outstanding securities of Parent convertible into, exchangeable or exercisable for equity interests or other securities of Parent, (B) authorized or outstanding options, warrants or other rights to purchase or acquire from Parent, or obligations of Parent to issue, any equity interests or other securities, including securities convertible into or exchangeable for common stock or other securities of Parent, or (C) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of common stock of Parent on any matter.
     (c) Litigation. Except as described in the Parent SEC Reports, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against Parent or any Subsidiary of Parent at law or in equity before any Governmental Authority which individually or in the aggregate may result in any Parent Material Adverse Change. None of the Parent or any Subsidiaries of the Parent is in violation of any order, writ, injunction or any decree of any Governmental Authority which would be reasonably expected to result in any Parent Material Adverse Change.
     (d) Taxes. All federal, state, local and other tax returns required to have been filed with respect to the Parent and each Subsidiary of Parent have been filed, and payment or adequate provision has been made for the payment of all material taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and except as would not be reasonably likely to result in a Parent Material Adverse Effect.
     (e) Patents, Trademarks, Copyrights, Licenses, Etc. The Parent and each Subsidiary of Parent owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Parent, such Buyer Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except for any such failure which would not be reasonably likely to result in a Parent Material Adverse Effect.
     (f) Second Liens in the Collateral. The second liens granted to the Sellers pursuant to the Second Lien Security Agreement constitute validly perfected second priority Liens.
     (g) Insurance. The properties of the Parent and each of its Subsidiaries are insured pursuant to insurance policies and other bonds which are valid and in full force and effect and which provide coverage from reputable insurers in amounts which Parent believes are sufficient to insure the assets and risks of the Parent and each of its Subsidiaries in accordance with prudent business practice in the industry of Parent and its Subsidiaries.
     (h) ERISA Compliance.
     (i) Each Parent Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Parent Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and its Subsidiaries have made all required contributions to each Parent Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Parent Plan.
     (ii) (A) neither Parent nor any Subsidiary has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Buyer Plan which is a pension plan (other than premiums due and not delinquent under Section 4007 of ERISA); (B) neither Parent nor any Subsidiary has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a multiemployer plan; and (C) neither Parent nor any Subsidiary has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     (i) Solvency. The Parent is Solvent. After giving effect to the transactions contemplated by this Agreement, including all indebtedness incurred thereby, the Liens granted by the Parent in connection therewith and the payment of all fees related thereto, the Parent will be Solvent, determined as of the Closing Date. For purposes of this subsection (h); the term “Solvent” means that on the relevant date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     (j) Environmental Matters. Except as set forth in the Parent SEC Reports, and except for such noncompliance as would not reasonably be expected to have a Parent Material Adverse Effect, the Parent and its Subsidiaries are in compliance with applicable Environmental Laws.
     (k) Private Offering. Assuming the accuracy of the representations of the Sellers in Section 4.28 of this Agreement, the offer and sale of the Buyer Securities by the Parent to the Sellers in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation S under the Securities Act, and it is not necessary to qualify the Indenture under the United States Trust Indenture Act of 1939, as amended.
(f) Section 6.4(b) of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     “(b) On the Effective Time or as soon as administratively feasible thereafter (but in no event later than the time required by any applicable Legal Requirement), Sellers shall pay to each Business Employee all salary and bonus amounts earned as of the Effective Time that has been determined for any prior period but has not been paid. Sellers acknowledge that Buyer is not, except as expressly provided in this Section 6.4(b) assuming or agreeing to be responsible for any salary, bonus or benefits payable or required to be provided to Business Employees for any period prior to the Effective Time. The Buyer agrees to credit Continuing Employees with and be responsible for the payment of all accrued but unpaid paid time off and vacation pay earned with Sellers immediately prior to the Effective Time (the “Accrued PTO”) to the extent that the Cash Payment portion of the Purchase Price is reduced by an amount equal to the sum of such Accrued PTO and the out-of-pocket costs associated therewith. At Closing, the Buyer and the Sellers Representative shall mutually determine and agree upon an estimate of the Accrued PTO (“Estimated Accrued PTO”), and such amount will be reduced from the Cash Payment portion of the Purchase Price. Within twenty (20) days following the Effective Time, the Sellers Representative and Buyer shall mutually agree upon the actual Accrued PTO as of the Effective Time (“Actual Accrued PTO”) and if the Actual Accrued PTO is in excess of the Estimated Accrued PTO (the “Additional Accrued PTO Amount”), then Sellers shall make a cash payment of such excess amount to Buyer and if the Actual PTO is less than the Estimated Accrued PTO, then Buyer shall make a cash payment of such difference to Sellers, in either case within 10 days of such determination. Buyer will not have any responsibility with respect to the Additional Accrued PTO Amount, if any (including paying the Additional PTO Amount to Continuing Employees), unless and until the Sellers have made a cash payment of such amount to Buyer in accordance with this Section 6.4(b). The Buyer agrees that the Continuing Employees shall have until December 31, 2009 to use any Accrued PTO, after which time the Buyer shall pay the Continuing Employees for any then unused Accrued PTO.”
(g) Section 6.20 of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     “6.20 Phase I Reports
     (a) The Seller Parties have heretofore had certain Phase I Environmental Site Assessment Reports prepared with respect to certain of the Scheduled Owned Real Property and Real Property subject to the Scheduled Leases as more particularly described on Schedule 6.20 attached hereto (the “Phase I Reports”). Copies of all of the Phase I Reports have been delivered by Buyer to Sellers.
     (b) Such Phase I Reports reflect certain environmental matters which exist at, on, or from, the respective real properties as of the date hereof. Sellers agree that all such matters reflected in the Phase I Reports are pre-closing environmental conditions and constitute Excluded Liabilities under the Purchase Agreement. Sellers agree, from and after the Closing, to cooperate with Buyer to develop a plan of action pursuant to which Sellers will, if and to the extent required by applicable law, remediate, remedy or rectify the environmental matters reflected in the Phase I Reports following the Closing to the extent not previously remedied, remediated or rectified.”
(h) Article VI of the Purchase Agreement is hereby revised and amended to include new Sections 6.22, 6.23, 6.24, 6.25 and 6.26 which read as follows:
     “6.22 Continuation of Permits and Bonding Arrangements during Transaction Period. Sellers acknowledge that there will be a transition period following the Closing during which Buyer will use its Reasonable Efforts (i) to cause various operating permits currently used by Sellers in the Business as reflected on Schedule 6.22(i) hereto either to be replaced by new permits issued in the name of Buyer or transferred into Buyer’s name and (ii) cause various bonds and sureties as reflected on Schedule 6.22(ii) hereto to be replaced with assets of or commitments by the Buyer. Sellers agree to use their Reasonable Efforts to keep and maintain such operating permits and bonds and sureties in place pending Buyer’s replacement or the assignment of such items to Buyer; provided, however, that such obligation of Sellers shall not extend more than 90 days after the Closing Date. The Buyer Parties shall indemnify and hold harmless the Sellers from and against any and all Damages the Sellers may sustain or incur as a result of the continuation or vote of such permits, bonds or sureties from and after the Closing and reimburse or, upon request of Sellers Representative, advance to Sellers any third party out-of-pocket costs and expenses associated with Sellers’ obligations under this Section 6.22.
     6.23 Odessa Lease. The Buyer Parties and Seller Parties agree that the Commercial Lease, effective as of February 1, 2008, by and between Russell Worthen and Diamondback (the “Odessa Lease”) with respect to the facility located at 207 W 57th Street in Odessa, Texas (the “Odessa Site”) shall by this reference be (i) removed from the lists of Purchased Assets (including Schedules 4.4 and 4.8(b)) and (ii) deemed to be an Excluded Asset under Schedule 2.1 to this Agreement. Sellers represent that as of the date of this Amendment there are not and as of the Closing there will not be any assets of Sellers located at the Odessa Lease location. Sellers acknowledge that the Buyer Parties are not assuming the Odessa Lease and will not occupy the facility subject to the Odessa Lease. Sellers further acknowledge that there were certain chemical inventories located at the Odessa Lease location which have been relocated by Sellers to other sites and locations as more particularly described in Schedule 6.23 attached hereto (the “Odessa Lease Chemical Inventories”). The Seller Parties acknowledge and agree that they are retaining and shall be responsible for any liabilities and obligations arising under or with respect to (i) the Odessa Lease and liabilities and obligations arising out of the Seller Parties’ occupation and use of the Odessa Site prior to and following the Closing, including any obligation to remediate any spills or releases of chemicals by the Seller Parties or their representatives at or from the Odessa Site and (ii) the handling, transportation and disposal of the Odessa Lease Chemical Inventories. Sellers further acknowledge and agree that the Odessa Lease Chemical Inventories will not be included in the Inventories comprising the Purchased Assets.
     6.24 Legend. Each Purchaser acknowledges that the certificates evidencing the Buyer Securities will bear the legend set forth below:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER

OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT.”
The legend set forth above shall be removed by the Parent from any certificate evidencing Buyer Securities, and the Parent shall issue a certificate without such legend to the holder thereof, if requested, upon delivery to the Parent of an opinion by counsel (which may be counsel for the Parent) that such security can be freely transferred in a public sale without a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Parent issued the applicable Buyer Securities; provided, however, that the Parent shall not require an opinion from counsel for transactions made pursuant to Rule 144(k) under the Securities Act. Further, no such registration statement or opinion of counsel shall be required: (i) for any transfer of Buyer Securities by a Seller that is a partnership or a corporation to a partner of such partnership or stockholder of such corporation, (ii) for any transfer of Buyer Securities by a Seller that is a limited liability company to a member of such limited liability company or (iii) for any transfer by a Seller to an Affiliate of such Seller or among Affiliates of a Seller.
6.25 Frac Master Sands. On August 26, 2008, the Sellers entered into a purchase order (Invoice 1001) with Frac Master Sands, LLC (the “Frac Master Sands Order”) to acquire 16,700 tons of 20/40 Frac Sand at a price of $90.00 per ton. The Frac Master Sands Order will be included as a Purchased Asset under the Agreement and will run to the benefit of Buyer and be an Assumed Obligation after the Effective Date. Sellers represent that as of the date of this Amendment, no sand has been delivered to Sellers under the Frac Master Sands Order. Accordingly, Buyer and Sellers agree that since such sand has not been delivered, none of the sand volumes subject to the Frac Master Sands Order will be included in Inventory. Sellers represent and warrant to Buyer that on or about August 26, 2008, Sellers made a $750,150.00 prepayment pursuant to the Frac Master Sands Invoice. Sellers agree that the adjustment to the Purchase Price for deposits contemplated by Section 2.2(b)(i) shall be increased to include such prepayment.
6.26 November Motor Vehicle Accident. Sellers acknowledge that on or about November 9, 2008, one of the employees of Diamondback was involved in an accident involving a 2007 Mack Truck (#06392) and a 2006 Dragon Vacuum Trailer (#37883). The referenced truck will be retained by Sellers and the Purchase Price shall be reduced by $75,545 in accordance with Section 2.2(b) and Sellers hereby agree to and will reimburse Buyer for all repair costs incurred by Buyer or its Affiliates in repairing the damage to the referenced trailer resulting from the accident and necessary to put the trailer in substantially the same condition as prior to the accident. Such reimbursement payments will be made by Sellers within twenty days following receipt of a request for reimbursement from

Buyer (accompanied by documentation reflecting the repair costs). If not paid when due, interest shall accrue on the amount due at a rate equal to the lesser of (a) 10% per annum and (b) the minimum rate permitted by applicable law.
     (i) Section 7.2 of the Purchase Agreement is revised and amended as follows:
     (i) Section 7.2(i) of the Purchase Agreement is renumbered to be Section 7.2(j).
     (ii) A new Section 7.2(i) shall be added to the Section 7.2 which reads as follows:
     “(i) The Buyer shall have caused Wexford Capital LLC to have delivered to Buyer the Acknowledgment and Joinder Agreement in the form of Exhibit 7.2(i)(1) and Wexford Capital LLC shall have caused GWES to have delivered to Buyer the Acknowledgment and Joinder Agreement in the form of Exhibit 7.2(i)(2).”
     (j) Section 7.3 of the Purchase Agreement is revised and amended as follows:
     (i) Section 7.3(a) of the Purchase Agreement is revised and amended in its entirety to read as follows:
     (a) Cash Payment. The Cash Payment to be delivered to the Sellers pursuant to Section 2.2;
     (ii) Section 7.3(e) of the Purchase Agreement is renumbered to be Section 7.3(i).
     (iii) New Sections 7.3(e), 7.3(f), 7.3(g) and 7.3(h) shall be added to Section 7.3 which read as follows:
     “(e) Convertible Preferred Stock. Evidence of filing with the Secretary of State of Delaware of the Certificate of Designation creating the Convertible Preferred Stock in the form attached as Exhibit 7.3(e) (“Certificate of Designations”) and stock certificates evidencing the Convertible Preferred Stock to be delivered to the Sellers, pursuant to Section 2.2(b) and to the escrow agent pursuant to Section 2.6.”
     “(f) Second Lien Notes. The Second Lien Notes pursuant to Section 2.2(b) and the Indenture with respect to the Second Lien Notes in the form attached as Exhibit 7.3(f)(1) (the “Indenture”) and the Second Lien Security Agreement (“Second Lien Security Agreement”) in the form attached as Exhibit 7.3(f)(2).”

     “(g) Registration Rights Agreement. A Registration Rights Agreement in the form of Exhibit 7.3(g) hereto (“Registration Rights Agreement”).”
     “(h) Legal Opinion. A Legal Opinion of Vinson & Elkins LLP with respect to the Convertible Preferred Stock and Second Lien Notes in the form attached as Exhibit 7.3(h).”
(k) Section 10.1(b) of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     “b) Time Limitations. The representations and warranties made by the Sellers in this Agreement or in any certificate related to such representations and warranties shall survive the Closing and continue in full force and effect for twelve (12) months thereafter and no Claim Notice under Section 10.1(a)(i) may be made by any Buyer Indemnified Party with respect to any breach of a representation or warranty after such date except that representations and warranties in Sections 4.2 (Power), 4.3 (Authority; Enforceability), 4.13 (Brokers’ Fees) and 4.28 (Securities Representations), and with respect to title to any of the Purchased Assets (including the title representations set forth in Sections 4.8, 4.9, 4.12 and 4.14) shall survive indefinitely and representations and warranties in Section 4.16 (Taxes) shall survive for the applicable statutory limitations.”
(l) Section 10.2(b) of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     “(b) Time Limitation. The representations and warranties made by the Buyer Parties in this Agreement or in any certificate related to such representations and warranties shall survive the Closing and continue in full force and effect for twelve (12) months thereafter and no Claim Notice may be made by any Seller Indemnified Party under Section 10.2(a)(i) with respect any breach of a representation or warranty after such date except that representations and warranties in Sections 5.2 (Power), 5.3 (Authority; Enforceability), 5.5 (Brokers Fees), 5.8 (Authorization of Convertible Preferred Stock), 5.10(a)(ii) (Capitalization), 5.10(e) (Second Liens in the Collateral) and 5.10(j) (Private Offering) shall survive indefinitely.”
(m) Section 10.3(a)(i) of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     “(i) Cap. Sellers’ aggregate liability for money Damages under Section 10.1(a)(i) will not exceed Forty Million Dollars ($40,000,000) (the “Cap”); provided, however, that the limitation contemplated hereby will not be applicable with respect to (A) breaches of Sections 4.2 (Power), 4.3 (Authority; Enforceability), 4.13 (Broker’s Fees), 4.16 (Taxes) and 4.28 (Securities Representations), and breaches of representations and warranties with respect to title to the Purchased Assets (including title representations set forth in Sections 4.8, 4.9, 4.12 and 4.14) or (B) instances of fraud by any Seller Party.”
(n) Section 10.3(b)(i) of the Purchase Agreement is hereby revised and amended in its entirety to read as follows:
     (i) Cap. Parent and the Buyer’s collective aggregate liability for money Damages under Section 10.2(a)(i) will not exceed $40,000,000; provided, however, that the limitation contemplated hereby will not be applicable with respect to (A) breaches of Section 5.2 (Power), 5.3 (Authority; Enforceability), 5.5 (Brokers’ Fees), 5.8 (Authorization of Convertible Preferred Stock), 5.10(a)(ii) (Capitalization), 5.10(e) (Second Liens in the Collateral) and 5.10(j) (Private Offering) or (B) instances of fraud by Parent or the Buyer.
(o) EXHIBIT 1.1 is hereby amended (i) to delete the defined terms “Inspector” and “Third Party Financing,” (ii) to revise and amend the term “Transaction Documents,” and (iii) to include certain new defined terms as follows:
     “Actual Accrued PTO” has the meaning set forth in Section 6.4(b).
     “Additional Accrued PTO Amount” has the meaning set forth in Section 6.4(b).
     “Agreement” shall mean the Purchase Agreement as amended by the Amendment.
     “Buyer Securities” has the meaning set forth in Section 4.28.
     “Cash Payment” has the meaning set forth in Section 2.2.
     “Certificate of Designations” has the meaning stated in Section 7.3(e).
     Convertible Preferred Shares” shall mean shares of preferred stock of the Parent which have the terms set forth in the Certificate of Designation attached hereto.
     “Estimated Accrued PTO” has the meaning set forth in Section 6.4(b).
     “Indenture” has the meaning stated in Section 7.3(f).
     “Odessa Lease” has the meaning set forth in Section 6.23.
     “Odessa Lease Chemical Inventory” has the meaning set forth in Section 6.23.
     “Odessa Site” has the meaning set forth in Section 6.23.

     “Parent Common Stock,” shall mean the common stock of the Parent.
     “Parent Material Adverse Effect” means any event, occurrence, fact, condition, development, change or effect that, individually or in the aggregate with similar events, occurrences, facts, conditions, developments, changes or effects, has or would reasonably be expected to have a material and adverse effect on the business, properties, assets, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or have a material and adverse impact on Parent’s ability to perform its obligations under the Transaction Documents; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States or any foreign economy generally (other than where such changes or developments disproportionately impact the Parent and its Subsidiaries); (ii) any adverse changes or developments affecting the industry in which the Parent and its Subsidiaries operate generally (other than where such changes or developments disproportionately impact the Parent and its Subsidiaries); (iii) any adverse changes or developments in the laws, regulations, rules or orders of any Governmental Authority; (iv) any adverse changes or developments that are attributable to seasonal fluctuations in the industry in which the business of Parent and its Subsidiaries operate; and (v) any adverse changes or developments arising primarily out of, or resulting primarily from, the announcement of the Transaction.
     “Parent SEC Reports” has the meaning set forth in Section 5.10(a).
     “Phase I Reports” has the meaning set forth in Section 6.20.
     “Registration Rights Agreement” has the meaning set forth in Section 7.3(g).
     “Second Lien Notes” shall mean notes of the Parent which have the terms set forth in the Indenture or such other terms as may be mutually agreed by Sellers and Parent.
     “Second Lien Security Agreement” has the meaning set forth in Section 7.3(f).
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Seller Financing” has the meaning set forth in Section 8.1(g).
     “Solvent” has the meaning set forth in Section 5.10(h).

     “Transaction Documents” means this Agreement, the Confidentiality Agreement, the Warranty Deeds, the Bills of Sale, the Assignment and Assumption Agreements, the Transition Services Agreement, the Certificate of Designations, the Registration Rights Agreement, the Indenture and the Second Lien Security Agreement, the Second Lien Notes, the other collateral documents related to the Second Lien Notes and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.”
(p) The Schedules to the Purchase Agreement are hereby amended, revised and supplemented as follows:
     (i) Schedule 2.2 to the Purchase Agreement is hereby deleted and replaced with the new and revised Schedule 2.2(a) attached to this Amendment as part of Annex A.
     (ii) Schedule 4.8(a) to the Purchase Agreement is hereby deleted and replaced with the new and revised Schedule 4.8(a) attached to this Amendment as part of Annex A.
     (iii) Schedule 4.9(b) to the Purchase Agreement is hereby supplemented to include all of the assets listed on the additional schedule attached to this Agreement as Schedule 4.9(b)(i) in Annex A.
     (iv) Schedule 6.4(a) to the Purchase Agreement is hereby deleted and replaced with the new and revised Schedule 6.4(a) attached to this Amendment as part of Annex A.
     (v) A new Schedule 6.23 is added to the Purchase Agreement as attached to this Amendment as part of Annex A.
(q) Exhibit 2.6 of the Purchase Agreement is hereby deleted and replaced with the new and revised Exhibit 2.6 attached to this Amendment as Annex B.
(r) The following new Exhibits are added as an attachment to the Purchase Agreement:

Exhibit 7.2(i)(1)	Acknowledgment and Joinder — Wexford (See Annex C)
Exhibit 7.2(i)(2)	Acknowledgment and Joinder — GWES (See Annex D)
Exhibit 7.3(e)	Certificate of Designations (See Annex E)
Exhibit 7.3(f)(1)	Indenture (See Annex F)
Exhibit 7.3(f)(2)	Second Lien Security Agreement (See Annex G)
Exhibit 7.3(g)	Registration Rights Agreement (See Annex H)
Exhibit 7.3(h)	Legal Opinion (See Annex I)

ARTICLE III
MISCELLANEOUS
     3.1 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns to the same extent contemplated by the Purchase Agreement.
     3.2 No Third Party Rights. As more fully provided in the Purchase Agreement, the provisions of this Amendment are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Amendment.
     3.3 Counterparts. This Amendment may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     3.4 Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     3.5 Severability. In the event that any one or none of the provisions contained in this Amendment or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment or any other such instrument.
     3.6 Amendment or Modification. This Amendment may be amended or modified from time to time only by the written agreement of all the parties hereto and in accordance with the terms of the Purchase Agreement.
     3.7 Effect of Amendment. This Amendment only amends the Purchase Agreement as specifically provided herein and all other provisions of the Purchase Agreement remain unchanged.
     3.8 Acknowledgment. The Parent, Buyer and Sellers acknowledge that upon the Closing of the transactions contemplated by the Agreement (as amended by the Amendment) any rights in favor of the Sellers or their Affiliates arising out of the Buyer not closing the transaction on or before October 31, 2008 (including the payment of the Breakup Fee) pursuant to Section 9.2 shall be effectively terminated; provided, however, that this Amendment, generally, this Section 3.8, in particular, shall be of no force and effect unless and until the Closing shall have occurred to the satisfaction of Buyer, Sellers Representative and the Parent.
     3.9 Dispute Resolution; Venue; Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware Court of Chancery located in the State of Delaware or, to the extent permitted by law, the federal district court for the State of Delaware, and any appellate court from any thereof, solely for the purpose of any action or proceeding arising out of or relating to this Amendment, and hereby irrevocably and unconditionally agrees that, without limiting the foregoing, all claims in respect of such action or proceeding may be heard and determined in the commercial part of such Delaware state court or, to the extent permitted by law, in such Delaware federal court. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any objection in has or hereafter may have to this forum selection clause, including without limitation any defense of any inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile. Each of the parties agrees that the final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT. If any action or proceeding relating to the Amendment or the enforcement of any provision of the Amendment is brought against any party hereto, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled and if any appeal is taken from such decision, reasonable attorney fees and costs as determined on appeal.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the day and year first above written.

SUPERIOR WELL SERVICES, INC.
By:	/s/ David E. Wallace
	Name:	David E. Wallace
	Title:	Chief Executive Officer

SUPERIOR WELL SERVICES, LTD.
By:	Superior GP, LLC, its General Partner

By:	/s/ David E. Wallace
	Name:	David E. Wallace
	Title:	Chief Executive Officer

DIAMONDBACK HOLDINGS, LLC
DIAMONDBACK-TOTAL SERVICES LLC
DIAMONDBACK PUMPING GP LLC
DIAMONDBACK PUMPING SERVICE LLC
DIAMONDBACK-PIONEER LLC
PACKERS & SERVICE TOOLS, INC.
DIAMONDBACK-TOTAL PUMPING GP LLC
DIAMONDBACK-TOTAL TEXAS LLC
DIAMONDBACK-DISPOSAL TEXAS LLC
DIAMONDBACK-TD WEST LLC
DIAMONDBACK-DISPOSAL LLC
DIAMONDBACK-TOTAL OKLAHOMA LLC
SOONER TRUCKING & OILFIELD SERVICES, INC.
DIAMONDBACK-PST LLC
DIAMONDBACK-COMPLETIONS LLC
TD WEST LLC
DIAMONDBACK DOWNHOLE TECHNOLOGIES
DIAMONDBACK-DIRECTIONAL DRILLING LLC
DIAMONDBACK-QUANTUM LLC

By:	/s/ Arty Straehla
	Name:	Arty Straehla
	Title:	Chief Executive Officer

[Signature Page to First Amendment to Asset Purchase Agreement]

ANNEX A
Revised Schedules for Asset Purchase Agreement

Schedule 2.2(a)
I. Cash Payment
     A) All cash amounts payable by Buyer to Sellers under the Agreement shall be made by wire transfer to the following account:

Account Name:
Account Number:
Account ABA Number:
Bank:	JPMorgan Chase 100 Broadway Oklahoma City, OK 73102-8606
     B) The Cash Payment shall be made by one payment from Buyer to the Sellers Representative at the bank account designated in A above and the Sellers Representative and Sellers shall determine whether and how the Cash Payment is divided or allocated among the respective Sellers.
II. Convertible Preferred Stock
     The Convertible Preferred Stock shall be issued in two certificates each in the name of the Sellers’ Representative one certificate being for 60,000 shares and being delivered to the Sellers Representative at Closing and the second certificate being for 15,000 shares and being delivered at Closing to the escrow agent under the Escrow Agreement.
III Second Lien Notes
     The Second Lien Notes shall be issued in a single note in the name of the Sellers’ Representative, such note to be delivered to the Seller’s Representative at Closing.

Schedule 2.2(b)
Deposits/Prepaids
I. Deposits/Prepaids: Total of $886,975

Deposits/Prepaids	Amount	Designation	Authorization

Prepaid Microsoft Great Plains Deluxe Services	$10,831	One year service	2/08-2/09

Prepaid Financial Leadership Exchange Membership Fee	$8,067	One year service	4/08-4/09

Prepaid Advanced Online Solutions (HSE Software)	$28,108	One year service	4/08-4/09

Lease Deposit — Caliper Office	$27,414	OKC Corp Office	—

Prepaid Rent — Midland	$17,000	2 leases ATNI ($10,000 security deposit $7,000 Worthen security deposit)	—

Prepaid Satellite Service (Pump OK)	$11,052	2 leases: vast properties $12,600 (includes

Prepaid Yard Rent (Packers)	$7,766	$6,300 security deposit) and Post Property	—

Prepaid Office Rent (Packers)	$17,778	$12,944

Prepaid Houma Yard Rent	$4,080	Lease Boxes Rentals	—

Prepaid Yard Rent — Broussard	$19,500	$6,500 prepaid rent and $13,000 Deposit

Prepaid Sand	$750,150	Frac Masters	—

	$901,745
II. Estimated Accrued PTO: $1,130,896

Schedule 4.8(a)
Scheduled Owned Real Property
The tracts of real property (1) Johnson County, Texas, (2) Hamilton County, Texas, (3) Hood County, Texas and Carter County Oklahoma (2 options) described in the attached deeds.

Schedule 6.20
Phase I Reports
1)	Draft Disposal Well Evaluation prepared by Conestoga-Rovers & Associates dated October 3, 2008 with respect to FWSWD Lease Well #1 (RRC Lease No. 30841 — District 9) — TD West

2)	Draft Disposal Well Evaluation prepared by Conestoga-Rovers & Associates dated October 3, 2008 with respect to Wood Lease Well #1 (RRC Lease No. 186674 — District 7B) McIntosh (Strawn) Field, Tolar, Hood County, Texas

3)	Draft Disposal Well Evaluation prepared by Conestoga-Rovers & Associates dated October 3, 2008 with respect to Seymour, Jewell “A” Lease Well #1 (RRC Lease No. 073040-District 7B) Lipman (Marble Falls) Field, Hood County, Texas

4)	Draft Disposal Well Evaluation prepared by Conestoga-Rovers & Associates dated October 3, 2008 with respect to Bono Lease Well #1 (RRC Lease No. 30667 — District 09) Newark, East (Barnett Shale) Field, Johnson County, Texas

5)	Draft Phase I Environmental Site Assessment prepared by Conestoga-Rovers & Associates dated October 2008 with respect to Diamondback Disposal Texas, Bono Yard, 6750 Highway 67, Cleburne, Johnson County, Texas

6)	Draft Phase I Environmental Site Assessment prepared by Conestoga-Rovers & Associates dated October 2008 with respect to Diamondback Pumping GP, 14024 Highway 171, Cresson, Johnson County, Texas

7)	Draft Phase I Environmental Site Assessment prepared by Conestoga-Rovers & Associates dated October 2008 with respect to Diamondback Total Texas, 6500 U.S. Highway 337 Tolar, Texas

Schedule 6.22
Schedule 6.22(i)
•	Bonds/Deposits with respect to each of the saltwater disposal wells including pit closure obligations.

•	Bonds/Deposits in place with the Oklahoma/Department of Transportation and Texas/Department of Transportation
Schedule 6.22(ii)
1) Permits with respect to each of the saltwater disposal wells.
2) Environmental Permits at various operating facilities including air permits, storm water permits, AFT permits, state explosives licenses and permits and radiation permits
3) Waste Hauler Permits
4) Over Axle/Over Weight Permits with State of Texas
5) Texas/DOT motor carrier certificates and Oklahoma/DOT motor carrier certificates

Schedule 6.23
Odessa Lease Chemical Inventories
The Odessa Chemical Inventories include approximately 1,825 gallons of chemicals as reflected below, some or all of which was relocated by Sellers from 207 West 57th Street in Odessa, Texas to 8001 West Industrial Road in Midland, Texas.

BXLBUF 1	330 GAL
CLAYPLEX 302	350 GAL
CLAYTREAT	415 GAL
FR4	315 GAL
BXLD1	180 GAL
ACETICPLEX 80	20 GAL
PLEXGEL 907L	215 GAL